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Rise Gold Grants Stock Options and DSUs

October 30, 2025 - Grass Valley, California - Rise Gold Corp. (CSE: RISE, OTCQB: RYES) (the "Company" or "Rise Gold") announces that it has granted a total of 1,445,469 stock options to directors, officers, and consultants of the Company pursuant to the terms of the Company's Long Term Incentive Plan dated October 17, 2025 (the "Plan"). The stock options are exercisable at a price of US$0.25 (CAD$0.35) per share until October 30, 2030.

The Company also announces that it has granted an aggregate of 1,365,854 deferred share units of the Company (the "DSUs") to certain directors and officers the Company pursuant to the terms of the Plan. Each DSU entitles the holder to receive one Common Share upon cessation of being an Eligible Person as defined under the Plan.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA.

On behalf of the Board of Directors:

Joseph Mullin

President and CEO

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

345 Crown Point Circle, Suite 600

Grass Valley, CA 95945

T: 917.349.0060

jmullin@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.